Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

Final Transcript
Conference Call Transcript CRL - Charles River to Discuss the Proposed Acquisition of WuXi PharmaTech and Q1 2010 Earnings Conference Call Event Date/Time: Apr 26, 2010 / 12:30PM GMT

CORPORATE PARTICIPANTS

Susan Hardy
Charles River Laboratories - Corporate VP of IR

Jim Foster
Charles River Laboratories - Chairman, President & CEO

Ge Li
WuXi PharmaTech - Chairman & CEO

Tom Ackerman
Charles River Laboratories - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Dave Windley
Jefferies & Co. - Analyst

Greg Bolan
Wells Fargo - Analyst

Doug Tsao
Barclays Capital - Analyst

Andy Schenker
Morgan Stanley - Analyst

Katherine Lu
Oppenheimer & Co. - Analyst

Eric Coldwell
Robert W. Baird - Analyst

John Kreger
William Blair - Analyst

Robert Jones
Goldman Sachs - Analyst

Derik de Bruin
UBS - Analyst

Eric Lo
Bank of America Merrill Lynch - Analyst

Doug Schenkel
Cowen & Co. - Analyst

Todd Van Fleet
First Capital - Analyst

Hongbo Lu
Piper Jaffray - Analyst

Sandy Draper
Raymond James - Analyst

Tycho Peterson
JPMorgan - Analyst

Steve Unger
 Lazard Capital Markets - Analyst

Ding Ding
SIG - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the conference on the proposed combination of Charles River Laboratories and WuXi PharmaTech. For the conference all the participants are in a listen-only mode. However, there will be an opportunity for your questions and instructions will be given at that time. (Operator Instructions) As a reminder, today's call is being recorded. With that being said, for opening remarks I will turn it over to the Corporate Vice President of Investor Relations at Charles River, Ms. Susan Hardy.

Susan Hardy - Charles River Laboratories - Corporate VP of IR

Thank you and good morning, everyone. On the call today from Charles River are Jim Foster, Chairman, President, and Chief Executive Officer, and Tom Ackerman, Executive Vice President and Chief Financial Officer. Joining us from WuXi PharmaTech are Chairman and Chief Executive Officer Dr. Ge Li, and Chief Operating Officer and Acting Chief Financial Officer Edward Hu.

Our call today will begin with comments from Jim Foster about the rationale and strategic opportunity that this transaction represents, followed by Dr. Li's viewpoint of the strategic importance of this combination. Tom Ackerman will then follow with a discussion of the anticipated financial impact of this transaction and a brief summary of Charles River's first-quarter results, after which will open the line to questions.

Before we begin, I would like to note that slides 3 and 4 contain our Safe Harbor statement as well as additional information concerning Charles River's acquisition of WuXi. Any remarks that we may make about future expectations, plans, and prospects for the Company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by any forward-looking statements as a result of various important factors including, but not limited to, those discussed in our annual report on Form 10-K, which was filed in February 19, 2010, as well as other filings we make with the Securities and Exchange Commission.

During this call, we will be discussing both the transaction as well as Charles River's first-quarter financial performance, including non-GAAP financial measures. We believe that these non-GAAP financial measures help investors to gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company's performance. The non-GAAP financial measures are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In accordance with Regulation G, you can find the comparable GAAP measures and reconciliations to those GAAP measures on the Investor Relations section of our website through the financial reconciliations link.

In addition, in connection with the proposed transaction, Charles River will be filing a preliminary and definitive proxy statement and other materials with the SEC. We urge security holders to read these materials before making any voting or investment decisions because they will contain important information.

With that, I am pleased to introduce the Chairman, President, and Chief Executive Officer of Charles River, Jim Foster.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Thank you, Susan. Good morning and thank you for joining us on such short notice. I am extremely pleased to announce that Charles River has today signed a definitive agreement to acquire WuXi PharmaTech for approximately $1.6 billion in cash and stock.

As summarized in slide 5, this combination will create the first and premier early-stage contract research organization offering a full range of products and services from model -- molecule creation to first in human testing on a global basis. The combination of Charles River's expertise in in vivo biology and WuXi's expertise in chemistry creates a partner capable of supporting clients' early-stage drug development efforts as no other CRO can. And of providing the expertise whether a client chooses to work in North America, Europe, China, or any combination of the three locales.

As a result, combining the two companies will dramatically improve both companies' ability to meet clients' needs. We also believe Charles River and WuXi are an exceptional cultural fit with both companies deeply committed to their clients and employees. Recognizing all of these advantages, we believe we will drive shareholder value by leveraging the combination to drive profitable revenue growth.

On slide 6, you see a quick snapshot of both companies which shows the strength of this acquisition from several different perspectives. Founded in 1947, Charles River, which trades on the New York Stock Exchange under the ticker CRL, reported $1.2 billion in sales in 2009 and employs approximately 8,000 people. Founded in 2000, WuXi, which trades on the New York Stock Exchange under the ticker WX, reported $270 million in sales in 2009 and employs approximately 4,200 people.

In terms of core capabilities, the transaction combines the global leaders in in vivo biology and chemistry to enhance our offerings. No other CRO offers this range of expertise from molecule creation to first in human testing. Partnering with the leading CRO in China gives us an immediate significant presence in what is considered by our clients to be the next frontier for drug development.

From a scale perspective on a combined basis our 2009 sales would increase from $1.2 billion to almost $1.5 billion and our employee base would expand significantly to approximately 12,200.

Slide 7 outlines what will be the new corporate profile of the combined entity. Our headquarters will remain in Wilmington, Massachusetts, with the addition of three Board members from WuXi, and we are very pleased that Dr. Li will be one of them. Our Board of Directors will number 13. Dr. Li will also serve as a Corporate Executive Vice President of Charles River and President of our Global Discovery and China Services business, joining Real Renaud and Dr. Nancy Gillett, who will continue to head the RMS and PCS businesses, respectively. I will remain in my present position, as will Tom Ackerman.

There will be three divisions reporting directly to me -- Research Models and Services, Preclinical Services, and our new segment, Discovery Services. On slight eight we outline the strategic rationale for this transaction. To summarize, we believe this combination delivers compelling benefits from a strategic, financial, and client perspective. It gives us an immediate, significant presence in China, an increasingly vital region of focus for the drug development industry.

Please turn to slide 9. This transaction is about creating a fully integrated, global, early-stage CRO. By combining WuXi, a high-quality, well-managed discovery chemistry company with a significant presence in China, with Charles River, a premier CRO and the leading research models provider with a major presence in North America, Europe, and Japan, we are building a significantly more valuable enterprise with a unique and comprehensive portfolio of discovery and development services.

Charles River and WuXi have highly complementary portfolios with limited overlap. We are a leader in in vivo biology and they are a leader in chemistry. As such, we will offer our clients a portfolio that spans molecule creation to first-in-human testing. Our global presence will also be unmatched. Our footprint will enable us to support clients wherever they choose to work -- in North America, Europe, Japan, or China. As a result of the combination, we will enhance our value as a strategic partner to the biopharmaceutical companies by offering more capabilities around the world to support their drug development initiatives.

The next three slides show how the complementary services of the two companies will combine to provide a full portfolio of expert early-stage CRO services to our clients across the chemistry, in vivo biology, and manufacturing support phases of drug development. WuXi's core competencies in chemistry provide the necessary support for early discovery, including compound synthesis, assay development and screening, and hit-and-lead identification and optimization.

In addition, WuXi supports process scale-up and research manufacturing in the preclinical process, commercial manufacturing during the clinical process, and bioanalytical services and testing throughout. Charles River's core competencies support the entire in vivo late discovery and preclinical process through our expertise in research models; recent expansion of our discovery and imaging services; extensive preclinical capabilities including pharmacology, safety assessment, manufacturing support for Biologics, Phase I clinical trials; bioanalytical services and testing throughout.

Together our integrated portfolio will enable us to support our clients through the entire early-stage drug development process, engaging them earlier in the discovery process and staying with them throughout their IND filing. In addition, the acquisition will enable us to become a significant provider of manufacturing services to support small molecule therapeutics. Slide 13 looks at our portfolio from the perspective of revenue by reporting segment. We have a more balanced and diversified portfolio comprised of three business segments.

Based on combined 2009 sales, research models and services would have represented 44% of our revenues, Preclinical Services 41%, and Discovery Services, the fastest-growing of the three, 15%.

Turning to slide 14, we drill down on our capabilities and our market positions within the three segments. In Discovery Services or DS we will combine WuXi's market-leading discovery chemistry platform, which includes structural biology and modeling, medicinal chemistry, discovery biology, and pharmacology and manufacturing, with Charles River's Discovery and Imaging Services or DIS. The only change to the RMS segment is that it will no longer include DIS.

We remain the market leader in research model production, providing the largest number of widely used research models and a broad spectrum of services to support their use in research. The PCS segment will now include WuXi's preclinical toxicology, as well as their biopharmaceutical testing. As a result of the addition of WuXi's biopharmaceutical service platform, formerly AppTec, Charles River will now be the market leader in that space.

Now turning to slide 15, let me talk further about how this transaction is going to drive profitable revenue growth. The DS segment will be a strong revenue driver, benefiting from the fact that pharmaceutical companies are increasingly choosing to outsource their discovery processes. In addition to chemistry, there is a significant opportunity to grow WuXi's downstream services, including service biology, DMPK and ADMET, formulation, process research, bioanalytical chemistry, and manufacturing. In addition, we will be able to offer WuXi's services upstream to Charles River's existing client base.

The DS services are high-margin, which will help drive higher operating margins for Charles River. As many of you know, WuXi is developing its GLP safety assessment capability in China and has built an extensive facility to support the expected volume of work. As a result of our expertise, we expect to be able to accelerate the development of GLP capabilities in China. We are committed to ensuring that WuXi's preclinical operations meet the very high standards for which all Charles River's operations worldwide are known and believe that as a result we will benefit as some of our clients place an increasing volume of safety assessment work in Charles River.

There is also an emerging opportunity in China for manufacturing active pharmaceutical ingredients or APIs for clinical trials and commercial scale-up through WuXi's new manufacturing services facility. This is a significant new service offering from Charles River that supports the growing trend by our clients to outsource manufacturing to China. We believe the scope of our expanded portfolio will offer new opportunities to drive growth through different avenues, including the ability to sell upstream and downstream to our existing clients and attract new clients and gain market, and to encourage both existing and prospective clients to outsource more services rather than invest in infrastructure to maintain in-house capabilities.

Slide 16 details WuXi's impressive sales growth trajectory since 2004, from $21 million in 2004 sales grew to $270 million in 2009 and are estimated to increase to a range of $310 million to $320 million in 2010. The China-based laboratory services business had driven growth consistently and with the opportunities for growth that I just described, we believe laboratory services will continue to be a significant contributor to the combined company's top line. For those of you who are unfamiliar with WuXi, let me give you an outline of its facilities and the services provided at each site.

Slide 17 illustrates the Chinese facilities. There are multiple buildings in Shanghai, which in total represent one million square feet of Discovery Services capacity. There are two GMP manufacturing facilities totaling approximately 300,000 square feet in the Jinshan District of Shanghai and 250,000 square-foot discovery chemistry facility in Tianjin and a 314,000 square-foot GLP facility in Suzhou, which has begun to provide preclinical safety assessment services. These facilities represent state-of-the-art contract research and development and manufacturing capacity, which provide a growth platform for services in China.

Slide 18 shows the US facilities, which include 75,000 square feet in Philadelphia for biopharmaceutical services, 82,000 square feet in St. Paul for medical device testing and manufacturing, and 51,000 square feet medical device facility in Atlanta. Combined with our biopharmaceutical services capability, principally in the US and Germany, we believe we will be the market-leading provider of manufacturing support for biologics. As biologics become a larger portion of therapeutics, we believe these services will be in even greater demand from our clients.

On slide 19, we outline the benefits of this transaction from our clients' perspective. First, we will have a larger footprint with more capabilities enabling clients to partner with one strategic, large, global, well-financed provider for their needs from chemistry to man. We think this presents an attractive opportunity to clients who are looking to gain more value from a smaller number of substantial service providers. We will also have the ability to support clients in North America, Europe, or China based upon their specific needs.

We believe that our expanded capabilities will enable the seamless transfer of therapeutics across our early-stage continuum, assisting our clients in making earlier go/no go decisions, and thus helping to reduce the time and cost to bring a drug to market. We think this will resonate with our clients as they recognize the enhanced opportunities they can derive from working with us. Slide 20 shows that for the combined companies, this transaction represents a tremendous opportunity to expand our relationship with clients.

We will focus on enhancing our partnership with clients where both Charles River and WuXi have strong relationships and on leveraging those relationships where one or the other of us is preeminent. Because of the compelling benefits of the combined portfolio, we also expect to be able to build relationships with those clients with whom neither of us currently has significant share. As a result of this combination, we will have a competitive advantage as we pull through from both companies' clients both upstream and downstream. And we believe that client retention will increase due to the breadth of our portfolio and our continuing commitment to deliver high-quality science and exceptional service.

As indicated on slide 21, following the combination we will have a diverse customer base with approximately 87% of our revenue base represented by commercial clients and 13% by academic and government clients. In the commercial category, we include large pharma and biotech, small- and mid-tier pharma and biotech, CROs, and agricultural and chemical manufacturers. Our top 10 clients will represent approximately 35% of sales with the largest client representing approximately 6% of sales and only three clients above 5%.

Turning to slide 22, let me talk about the strategic importance of China. Simply put, China is the new frontier for drug development. Global pharmaceutical companies are looking to take advantage of the opportunity to reduce costs while leveraging China's highly skilled scientists. We see emerging opportunities for every area of our business -- chemistry, safety assessment, and manufacturing services, and eventually research models as clients advanced development activities in China.

With this transaction we are requiring the largest early-stage provider in China, immediately establishing us as a significant presence and enabling us to participate in the growth of the next research and development powerhouse which many believe will ultimately be second only to North America.

We expect some proportion of our safety assessment work will migrate to China, although the current limited capacity will restrict the amount of work that can be done there for some time. More than 8 million square feet of preclinical capacity in North America and Europe and only about 0.5 million square feet in China today, it will be some time before China represents a significant portion of drug development safety assessment work.

On slide 23, we show the geographic diversity of our 2009 revenue on a combined basis -- 58% of our revenues are generated in North America, 22% in Europe, 15% in China, and 5% in other parts of Asia. The 15% of revenue generated in China is nearly entirely from US and European clients. Over time we expect these proportions to change, with China representing a more significant percentage of total sales.

Turning to slide 24, we are very pleased with the scientific leadership that will join our company. I have already mentioned that Dr. Li will head the Discovery and China Services business and will be a member of our Board of Directors. Ed Hu will join Charles River as a Senior Vice President and General Manager of Global Discovery and China Services . Dr. Shuhui Chen, who will also be a Senior Vice President, will be the General Manager of Chemistry Services, and Dr. Suhan Tang will be a Vice President and General Manager of Manufacturing Services. These four men are scientific leaders and highly-experienced managers who were educated in the United States, had distinguished careers in US-based pharmaceutical companies, and returned to China to build the largest and most respected provider of discovery and chemistry services.

In addition to management talent, we expect our growing business to benefit from the large, educated workforce in China. We are greatly impressed by the dedication of the WuXi employees we have met and expect them to play a significant role in the expansion of our combined business. It's noteworthy to point out that WuXi is one of the largest global employers of chemists in the pharmaceutical industry. currently 2,000, and a total of 2,900 scientists with advanced degrees, which we believe is a distinct competitive advantage.

Please turn to slide 25. Despite the different national cultures, during the due diligence process we were very impressed that our two companies have so much in common from a corporate culture perspective. We share a dedication to exceeding customers' expectations and a mission to accelerate our clients' drug development efforts. We both put a high priority on scientific expertise. We are employee-centric. We are focused on market leadership and continuing to build shareholder value. Please turn to slide 26.

Now I would like to give Dr. Li an opportunity to share his perspective.

Ge Li - WuXi PharmaTech - Chairman & CEO

Thank you, Jim. I am pleased to speak with you today about this exciting transaction which transforms our companies and creates the first fully-integrated, global, early-stage CRO. With the combination of our expertise in chemistry with Charles River's expertise in in vivo biology, we will provide our clients with support for a broader portion of the early-stage drug development process than is available from any other CROs. This will enable our clients to gain more value from a single provider, simplifying their outsourcing process.

It will also offer us opportunity to generate pull-through for both companies, upstream for Charles River and downstream for WuXi. We believe this presents a significant source of a new potential revenue growth for the combined entity. By bringing together the two companies we will also have a much larger global footprint. This will enable large pharma clients to choose where to place work, making us strategically more relevant to their drug development efforts.

Perhaps most exciting to us, Charles River's global pharma clients will now have access to our services in China. This is another strong avenue for growth which will explore through Charles River's 200-person sales force. We believe that the exposure offered through this large and experienced sales force will enable us to capitalize on upstream opportunities.

To become an integral part of a large organization accelerates our vision of providing services in China to the rest of the world. We look forward to the opportunities that are open to us as the first and premier fully-integrated, global, early-stage CRO and to executing our combined vision to support our clients' drug development efforts worldwide.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Thank you, Dr. Li. On slide 27, we summarized the reasons we are enthusiastic about the acquisition of WuXi. The transaction combines the leaders in chemistry and in vivo biology, creating the first fully-integrated early-stage CRO. We will have a larger footprint with more capabilities in this space than any other provider, enabling clients to strategically partner with one company from chemistry to man.

Already a market leader in North America, Europe, and Japan, the Company will also be extremely well positioned to support global pharma's who view China as the new frontier for drug development. We believe the transaction dramatically improves both companies' ability to meet clients' needs and that we will leverage the combined portfolio by selling upstream and downstream to each other's clients. We gain an expanded management team and scientific expertise which will support us as we continue to grow our business. WuXi provides the opportunity to drive revenue growth and expand Charles River's margin, and we believe we will in turn drive shareholder value.

Now let me turn the call over to Tom Ackerman, who will provide a financial review of the transaction and summarize our first-quarter's results.

Tom Ackerman - Charles River Laboratories - EVP & CFO

Thank you, Jim. Turning to slide 29, let's review some of the transaction highlights. As you know, the purchase price is $1.6 billion, which includes WuXi's debt and cash. Each WuXi shareholder will receive -- and I would like to remind everyone that WuXi trades as ADSs representing eight of their ordinary shares for each ADS.

Each WuXi shareholder will receive a combination of $11.25 in cash plus $10 of Charles River common stock, which is subject to a collar. The collar for the stock portion of the consideration will be determined based on our stock price over a 20-day period shortly preceding the closing. What this means is the high end of our collar is approximately $43.17 while the low end is at $37.15. Based on WuXi's closing stock price in April 23 of $16.57, this represents a 28% premium and based on a 30-day average closing price a 38% premium. The transaction is expected to be taxable to WuXi shareholders under US tax law.

We expect the closing to occur by the fourth quarter of 2010 subject to approval by the shareholders of each company and the satisfaction of customary closing conditions and regulatory approvals. Upon closing, WuXi shareholders will own approximately 22% of the combined company on a fully diluted basis. On slide 30 you can see that on a non-GAAP EPS basis the transaction is expected to be neutral to slightly accretive in 2011 and increasingly accretive in future years.

We expect to generate cost synergies of $20 million on an annualized basis beginning in 2011 from public company costs, G&A, and refinement of certain operating units. We believe there is a significant opportunity to generate revenue synergies. We have not incorporated those into our accretion analysis, but we will be focused on driving revenue synergies as we go through the integration planning process. The combined company is expected to be a strong cash generator.

Turning to slide 31, we demonstrate the strong financial profile of the combined companies. Profile is based on 2009 results and does not include the benefit of the expected $20 million of cost synergies nor any effect of potential revenue synergies. In addition, WuXi's results include stock-

based compensation, which is different from WuXi's historical reporting, so that the two companies' operating margins are shown on a comparable basis.

You can see that the combined revenues will be approximately $1.47 billion with an operating profit of 19%. Had we included estimated synergies, the profitability would have been greater.

On slide 32 is a combined profile based on the two companies' current guidance for 2010. The combined sales range would be between $1.51 billion and $1.56 billion and operating income between $263 million and $285 million. As was the case in the previous slide, we have adjusted WuXi's estimated operating income to include stock-based compensation which is different from their guidance. We have not adjusted the combined revenue or operating income estimates to reflect anticipated revenue or cost synergies. During the acquisition, Charles River will not be providing stand-alone EPS guidance.

To finance the transaction as shown on slide 33, Charles River will take on $1 billion of new debt. Cash on hand and proceeds from additional debt will be used to pay the cash consideration to refinance a portion of Charles River's and WuXi's existing debt and to pay an estimated $60 million of transaction fees and other expenses. Our pro forma operating leverage will be 3.3 times. We are pleased that committed financing will be provided by JPMorgan Chase and Bank of America Merrill Lynch.

Now let me give you a brief summary of Charles River's first-quarter results. I will speak primarily to non-GAAP results, which exclude acquisition-related amortization, non-cash interest expense related to the new convertible debt accounting rules, and charges related to cost saving actions and other items.

On slide 35 you can see our top-line performance in the first quarter which reflects consistent performance of the research model business and the stabilization of preclinical demand. We reported sales of $297.3 million for the first quarter of 2010, a decrease of 1.4% over the first quarter of 2009 with a slight sequential increase when compared to the fourth quarter. Foreign-exchange benefited net sales by 3.4% year-over-year.

Excluding the effect of foreign exchange, constant dollar sales decline was 4.8% with the RMS segment reporting a 3.7% growth year-over-year and the PCS segment declining 14.5%. Turning to slide 36, the non-GAAP operating margin for the first quarter declined 400 basis points year-over-year to 14.8%. Sequentially the operating margin declined 170 basis points, driven primarily by higher expenses related to the resumption of our incentive compensation program for 2010, as well as by ERP costs partially offset by the benefit of cost-saving actions.

Non-GAAP earnings per diluted share were $0.45 in the first quarter, compared to $0.58 in the first quarter of last year. At $0.45, EPS was consistent with the outlook that we provided on our guidance call in February when we indicated EPS would be down approximately 10% from $0.49 in the fourth quarter. On slide 37 you can see that sales for our RMS segment increased 6.6% in the first quarter to $172.2 million.

When adjusted for the 2009 acquisitions of Piedmont and Cerebricon, which contributed approximately 3.5%, and the 2.9% benefit from foreign exchange, organic growth was essentially flat. The RMS operating margin declined 120 basis points to 30.4% compared to 31.6% in the first quarter of 2009. The decline reflects increased operating costs largely stemming from compensation and overhead allocations such as information technology.

Shown on slide 38, PCS sales were flat sequentially from the fourth quarter, demonstrated the plateauing of preclinical demand. Pre-clinical sales continue to be impacted by stable but lower than historical prices as well as a greater proportion of short-term studies in the sales mix. These factors also led to the 620 basis point year-over-year decline in the PCS operating margin to 9.3% in the first quarter of 2010. The 120 basis point decline in the sequential operating margin was driven largely by increased compensation costs.

Turning to slide 39, I will provide some color on the second quarter. As we have already mentioned, we continue to view the second quarter of 2010 as the beginning of improved demand for our Preclinical Services. We base that belief on more robust inquiry activity in the first quarter of this year and the percentage of revenue already booked for the second quarter.

While the increased inquiries have not yet translated into a sustained improvement in bookings or backlog as a result from the normal lag in the selling cycle, we believe it demonstrates that clients are starting to reinvigorate their late discovery and early development pipelines. For the second quarter, we expect sales to increase 2% to 3% from the first quarter as PCS sales begin to improve. On a sequential basis, we expect non-GAAP EPS will increase 8% to 10% as the preclinical sales improvement drops to the bottom line at a higher incremental margin rate given the leverage on our fixed cost base.

Susan Hardy - Charles River Laboratories - Corporate VP of IR

That concludes our remarks. Operator, we are now ready to respond to questions ..

QUESTION AND ANSWER

Operator

(Operator Instructions) Dave Windley, Jefferies & Co.

Dave Windley - Jefferies & Co. - Analyst

Good morning, thanks for taking my question. Congratulations on getting this deal announced. I wonder, Jim, if you have had any clients that have expressed a desire to contract for integrated services that Charles River assuming combination with WuXi would boast? In other words, are clients pulling you in this direction or do you feel like you are leading in that direction and will kind of have to pioneer the cell for integrated services once you get there?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Thanks, Dave. It's really a competition of both. I would say that every client we meet with, particularly large pharma and large biotech, talks about their desire and need and intention to buy more services from a smaller number of providers. So they want to do it on a global basis; they want to do it with companies that are well financed; and they want to do that with companies that are geographically dispersed and have more services rather than fewer.

So it will be a combination of the fact that some companies will contract throughout the whole process. Some companies will contract for a substantial portion of the process. Some companies will pick and choose along the drug development continuum, and some months or some years they'll buy certain services and products from us and sometimes others. But the relationships that we are building and that we understand WuXi has built with very senior people in the drug development industry, we both reached the point where our clients depend on us greatly and respect our science greatly and will want to do this whole range of work with us.

We hope to find ourselves increasingly on the same side of the table with our clients as they are planning their drug development activities for the upcoming year, let's say, and determining what work to apportion out and what work to keep internally. Obviously with a greater footprint we will be able to garner significantly more of that work as a single corporate entity.

Dave Windley - Jefferies & Co. - Analyst

Okay, thank you. On the synergy comments, in particular the facility portion of that, I think maybe Tom alluded to that, I wondered if you could provide a little bit more color about where you are expecting to see some facility tweaking to achieve some synergy.

Tom Ackerman - Charles River Laboratories - EVP & CFO

Well, there are some overlapping areas of work, Dave, as you probably know. and we think there are good opportunities to improve efficiency there. In light of confidentialities with employees and things like that, I would prefer at this point not to go into too much detail but we do believe there are some good opportunities for efficiencies there.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

So, Dave, we will have a global integration team comprised of both Charles River and WuXi senior executives and specific executives in certain areas that will be working through all of the integration activities, both operationally and G&A wise over the next several months until close.

Obviously we will talk about that answer specifically to your questions at close. But as Tom said, both for employee reasons and competitive reasons that is not something we are prepared to talk about how.

Dave Windley - Jefferies & Co. - Analyst

Okay. If I can just ask one on the quarter and then I will bow out, the commentary about 1Q has proven -- I will back up a step. 1Q is basically what you guided to on the last conference call. Your 2Q broad brush strokes comments suggests something like $0.50 in earnings for the 2Q, which represents a somewhat I guess shallower ramp in the early part of the year than we had anticipated or conversely a bigger back-end loads than we had anticipated.

Are you seeing demand manifest as you had anticipated in preclinical or should we interpret those kind of guidance comments as demand is still a little sluggish and coming around in preclinical?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

I would say that demand -- I would say that the first quarter turned out very much like we had anticipated and we believe that our comments about the second quarter are quite consistent with what we always said and originally said. We have increased inquiry levels. As we said in our prepared remarks, the sales cycle for that to convert into backlog takes a bit longer. Pricing has absolutely stabilized and in some instances improving, and we are quite pleased with how much of the second quarter is booked at this time.

So we still have some of the pricing from the prior year in there and the mix is probably still a little bit more towards short-term, but we do expect an increase in both top and bottom line in preclinical. And we believe it's the beginning of a consistent, concerted improvement in that sector of our business. So we really feel that the numbers we just gave you are quite consistent with our earlier remarks.

Dave Windley - Jefferies & Co. - Analyst

Okay. Thank you and good luck.

Operator

Greg Boland, Wells Fargo.

Greg Bolan - Wells Fargo - Analyst

Thanks for taking the questions. Just to start off with a quick technical question, does WuXi have a go-shop provision and is there a breakup fee?

Tom Ackerman - Charles River Laboratories - EVP & CFO

There are certain provisions to that extent, Greg.

Greg Bolan - Wells Fargo - Analyst

But none that you guys can disclose this morning, I am assuming?

Tom Ackerman - Charles River Laboratories - EVP & CFO

Yes, that would be correct. To the extent -- let me answer it a different way. Both parties are very committed to each other and there was a lot of discussion about deals (inaudible) it be happening within the two parties. So I think while there is always some customary provisions such as you asked about, we worked very hard to keep the two parties together through most circumstances. But there are some breakup fees in the agreement, as you would expect.

Greg Bolan - Wells Fargo - Analyst

All right. Thanks, Tom. And Jim, this is kind of a broad-based question, but you are just now starting to touch an inflection point for preclinical activity, which is great. So I am just wondering why the leap to digest or consume such a large acquisition at this point in time?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Because that is what we are hearing from the clients. We exist to increasingly service our clients, which is a dynamic and changing marketplace through consolidation and the pressures that are on them with the patent cliff and federal legislation, etc., etc. And as I said earlier, it is increasingly clear, has become increasingly clear to us, that our big clients want to and intend to deal with a smaller number of providers.

We have thought periodically, and it's hard to quantify, I would say sort of have quarterly conversations internally about moving upstream to chemistry. Obviously the ability to capture clients earlier and work with them at the very essence of discovering the compound is a very important pull-through at helping our downstream work. So the greatest expertise that WuXi brings, we don't look at that as a monumental digestion exercise.

We look at that as putting the complementary strengths of the two companies together, continuing to support our current clients, and just moving forward rapidly. The portfolios are quite complementary with only a limited amount of overlap. We feel quite confident, given the combined management strength of the combined entity, that we can do both, both rebuild meaningfully and aggressively and profitably our preclinical business and also sort of absorb this new and large business in a wholly-integrated fashion.

Greg Bolan - Wells Fargo - Analyst

That is helpful, Jim. And then just a last question. It looks like you are still sticking to your view that demand for preclinical Services is picking up here in 2Q. But if we take a step back and I just look at the margin in PCS coming in at around 9% and I think we all understand obviously the overcapacity situation in tox and what you guys are burning off at this point in time in terms of the lower price work at the end of last year. But I have to ask is the North American toxicology market still attractive to you over the long run?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

It's extremely attractive. Also remember that the margins in the first quarter are also impacted by year-over-year comparisons of incentive compensation payments (technical difficulty) in the prior period and significant IT costs. Along with the capacity and the pricing. Now we have just told you that we believe the second quarter will be better top line and the margins will be better as well so we begin to fill capacity and absorb those incremental expenses.

And, yes, the variability that we saw in the first quarter was very small, variability meaning to plan and to our guidance. To juxtapose that to the prior year it's really a dramatic change and so there is a lot more clarity and certainty in the demand quotient. We really feel clients have gone back to work. So many of them had to finalize the budgets in the first quarter and so many of them were really kind of being tentative. We can feel it now getting back to work.

We are seeing significant inquiry levels really at all of our preclinical sites. Some of the preclinical sites already had very good capacity utilization. Obviously others will have to follow and catch up. So, yes, we are hearing and feeling and experiencing very positive demand from the clients. It doesn't appear to be quite as good as it is because of the historical price points, which we have certainly hit the bottom of and we will begin to improve over time.

Greg Bolan - Wells Fargo - Analyst

Thanks so much and congrats on the deal.

Operator

(Operator Instructions) Ladies and gentlemen, in the interest of time and fairness to others, could you please limit yourself to one question? Doug Tsao, Barclays Capital.

Doug Tsao - Barclays Capital - Analyst

Thanks for taking the question. Just, Jim, in terms of the business at WuXi, obviously they have the manufacturing business which I presume you are a little less interested in. I was just wondering if you could provide your thoughts there in terms of the strategic fit with the sort of discovery and preclinical services portfolio for the combined company.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Yes, are you talking specifically about the manufacturing piece?

Doug Tsao - Barclays Capital - Analyst

Yes.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

So clearly the principal driver was the chemistry business. WuXi is preeminent in that field, has built a very big, very profitable business doing that, and has significant client relationships in that area. Manufacturing is frankly something we have looked at many times in the US and Europe and actually had a small manufacturing business years ago that came with our Primedica acquisition. The economics really didn't work very well for us in the States.

So what we found to our delight is we found through the due diligence this manufacturing process in China from a capital drop point of view and labor component point of view is that the price points and the cost structure is much more rational. It's a very robust business there already in manufacturing API for preclinical and clinical indications and some possibility of doing this on a commercial scale.

So yes, given the locale, given the demand quotient, given the close relationship that this has both with our preclinical activities and our clinical activities, it's a really good additional -- it's really good addition to our portfolio. So while it wasn't the primary driver, it's a piece that we are quite pleased to have in the portfolio. It rounds it out significantly and continues make it very unique.

Doug Tsao - Barclays Capital - Analyst

And then just sort of I have to ask as a follow-up, obviously when you bought Inveresk you took on the clinical development business. At the time you said you wanted to pursue it and you thought it was an attractive opportunity. Then a couple years later the business was sold. Is this a situation where you are making a long-term commitment to the manufacturing piece or is this more of a sort of initial trial?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

It's a fair question. I think that the manufacturing business is very, very different than clinical, so in the clinical business we surely weren't looking for that. We got ourselves an underscaled business, it very difficult to compete, and it was a very commodity-oriented activity. Whereas the manufacturing -- WuXi has a very high quality niche on small molecule manufacturing, which obviously is a wonderful addition to creating the molecules themselves and then manufacturing it. So strategically it's quite stronger and tighter than it was in clinical.

Also, the combined company doesn't have to have the largest manufacturing capability in the world to have it be important. It just has to be very high-quality and to be able to service our customers. So we don't look at this as something that we are trying. We don't look at this as something to kind of came with the deal. We look at it as something that has great strategic significance in a unique locale with a unique cost structure that we can really make sing for us.

Doug Tsao - Barclays Capital - Analyst

Okay, great. Thank you very much for taking my questions.

Operator

Ricky Goldwasser, Morgan Stanley.

Andy Schenker - Morgan Stanley - Analyst

Yes, this is Andy in for Ricky. Just real quickly, given your expected neutral to slightly accretive guidance in 2011, can you discuss kind of what you are assuming for WuXi in 2011? And then also just how are you thinking about competition in China longer term, especially around pricing?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

With respect to 2011, unfortunately to your question, neither company has provided guidance on that particular time other than to say that with respect to non-GAAP EPS we do expect the transaction to be neutral to slightly accretive. But in terms of the top line, neither company has provided that yet.

Andy Schenker - Morgan Stanley - Analyst

Okay. And then just on the second part, how are you guys looking at competition in China longer term, especially on the pricing side? How is that affecting you?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Are you talking about local competition?

Andy Schenker - Morgan Stanley - Analyst

Yes, local.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

We certainly think that we are going to have, and already have, an early lead, much, much more significant to fully integrated facilities, and we certainly feel that we will be able to compete effectively in that marketplace on quality and be paid appropriately. In terms of the relationship to sort of US and European pricing, that will change over time. US prices are actually quite low right now, in some cases comparable to China. I suspect over time European prices will end up slightly higher because given the relative cost structures.

So we feel very confident we will be able to compete effectively, both from a scale point of view, a pricing point of view, and a margin point of view in all three geographic locales.

Andy Schenker - Morgan Stanley - Analyst

Okay, thank you.

Operator

Katherine Lu, Oppenheimer & Co.

Katherine Lu - Oppenheimer & Co. - Analyst

Thank you for taking my question. Congratulations. I am just wondering what kind of regulatory hurdles do you need to clear in both China and the US and the timing of the clearance?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Regulatory hurdles for the deal itself, is that what you are saying?

Katherine Lu - Oppenheimer & Co. - Analyst

Yes.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Not in China that we are aware of and the usual filings in the US. We are highly, highly confident that there are no issues from a regulatory point of view in this transaction moving forward.

Katherine Lu - Oppenheimer & Co. - Analyst

Could you just quickly remind us what is your China revenue in 2009?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

I don't think we ever disclosed that. Charles River's China revenue in 2009 was quite small and it was a business that certainly wasn't contributing to our operating margins. Why don't we leave it at that?

Katherine Lu - Oppenheimer & Co. - Analyst

Great, thank you.

Operator

Eric Coldwell, Robert W. Baird.

Eric Coldwell - Robert W. Baird - Analyst

Thank you. Question relates to Q1 in particular. I was hoping you could quantify the incremental year-over-year nominal increase in IT and compensation costs so we could have a better sense of the impact on earnings relative to, say, pricing or market demand.

Tom Ackerman - Charles River Laboratories - EVP & CFO

The biggest area, Eric, for IT would have been in ERP, where we disclosed that for 2010 the full-year number would be in a range, if I remember correctly, of about $15 million to $20 million. So if you break that down quarterly it's up significantly versus last year. I don't believe we disclosed the compensation specifically, but what we said is a couple of things. One, we had of course frozen a number of wages across the Company in 2009 which we would reinvigorate obviously for a variety of reasons in 2010 at the employee level.

And in addition to that many of our businesses did not pay out performance bonuses in 2009. Some businesses did at a much reduced rates from planned. And while we haven't completely reinstituted the full plan for performance bonuses in 2010, we did implement performance bonuses again at a slightly reduced level. Given our performance to date were actually accruing consistent with that. So that, while not a cash expense in the first quarter, does hit the P&L versus last year.

Eric Coldwell - Robert W. Baird - Analyst

Okay. If I could just have a quick follow-up, you mentioned when you create the three new -- the third reporting segment, Discovery, for Charles River you will pull the existing discovery business into the new segment. I am hoping you can quantify the existing discovery business for us in terms of either 2009 revenue or the first quarter of 2010.

Tom Ackerman - Charles River Laboratories - EVP & CFO

Yes, the best -- on an annualized basis it would be less than -- Charles River's discovery business would be less than $50 million annualized.

Eric Coldwell - Robert W. Baird - Analyst

Less than $50 million annualized this year?

Tom Ackerman - Charles River Laboratories - EVP & CFO

Correct.

Eric Coldwell - Robert W. Baird - Analyst

Okay, thanks so much.

Operator

John Kreger, William Blair.

John Kreger - William Blair - Analyst

Great, thanks very much. A question actually for Dr. Li. Could you just give us an update about how the Discovery Services business in China has held up in the face of the slowdown in pharma spending over the past year? Do you feel like the demand for that business and the pricing for that business has stabilized at this point or are still under pressure?

Ge Li - WuXi PharmaTech - Chairman & CEO

Well, no offense, John, we continue to see a strong demand from our customers. Actually our -- to answer one of the early questions, we do see our clients' demand for more fully-integrated service.

John Kreger - William Blair - Analyst

Great, thanks. And then a quick follow-up for Tom. Tom, do you have a rough sense about what the anticipated cost of debt will be, the interest rate?

Tom Ackerman - Charles River Laboratories - EVP & CFO

We do. I am not prepared to disclose that at this particular time but what I would say is that we do have commitment, as you know, from JPMorgan Chase and Bank of America Merrill Lynch. The debt markets have continued to improve over the last year and I would say they have improved from where we are today versus just three months ago. So we are very optimistic at this point in time that we can construct a debt package with flexibility to do certain things on our half and the terms itself would be favorable.

John Kreger - William Blair - Analyst

Great, thank you.

Operator

Robert Jones, Goldman Sachs.

Robert Jones - Goldman Sachs - Analyst

Thanks for the question. You guys talked about the growth prospects in China, which I think is widely accepted, but can you share a little bit more perspective on how you think about the timing of the market growth in China and maybe how you foresee the competitive landscape changing over time?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

I will let my colleague, Dr. Li, answer that.

Ge Li - WuXi PharmaTech - Chairman & CEO

Actually, again as I said earlier, our customers are looking for integrated service, are looking for more services from a single supplier. And I think this deal makes so much strategic sense because we should allow the combined company to truly offer from a compound synthesis to a first-in-man. So this is a -- this will completely change the landscape. We are going to be so much better and so much dominant.

Robert Jones - Goldman Sachs - Analyst

That is helpful. So then just specifically, I guess Dr. Li, if you could, on the current WuXi operating margins that are around 20%, do you see that as sustainable as this market evolves over time?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Well, actually again, because we [have applied] more and more service capabilities and our clients are looking for us -- working with us for solutions that are full service and not just only a single compound (inaudible). And by offering complete the solution and service to our partners we will anticipate that our operating margin will improve.

Robert Jones - Goldman Sachs - Analyst

Appreciate it, thanks.

Operator

Derik de Bruin, UBS.

Derik de Bruin - UBS - Analyst

Good morning, I kind of wanted to follow up on one of Doug's questions. This goes to the medical device testing. So you bought back in 2004 River Valley Farms and you did some medical device testing; you got out of that. I guess WuXi does have some medical device business there. I am just wondering has that market evolved or changed since you have got out of that.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

I would say somewhat. This is a very small part of this deal. I would say the market has evolved somewhat . The location, particularly the St. Paul facility being right in sort of medical device country, I think is very, very helpful in terms of garnering fair amounts of business directly from those clients. The nature of some of the work is unique and sort of pulled together in one or two locations.

So we are dealing with a different scale, with a more sophisticated business, and with a longer-term operation. So, yes, we think this is a nice add-on to the whole portfolio, albeit a relatively small piece and certainly not the principal reason that we are doing this transaction.

Derik de Bruin - UBS - Analyst

Just I think it's going to be -- it's hard to argue that China clearly is going to be the frontier for drug discovery and development going forward. I am just curious as to why WuXi is interested in selling now given what appears to be just a long road forward.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

We will let Dr. Li answer that question.

Ge Li - WuXi PharmaTech - Chairman & CEO

Well, actually we were not looking to sell the company and then we found a great partner. So as you can see, Charles River and WuXi are so complementary in services. WuXi is strong in discovery chemistry, Charles River is strong in early development, and the combination will help our clients to move the compound from compound synthesis to first-in-man.

This combination fast-forward our dream, anyone, any company can use the fully integrated service platform to discover (inaudible) drug by a few years. So -- and the plus of this transaction is attractive valuation, so we give our shareholders about 28% premium for the current stock price and plus a great, great upside potential for the longer-term.

Derik de Bruin - UBS - Analyst

Okay, thank you.

Operator

Eric Lo, Bank of America Merrill Lynch.

Eric Lo - Bank of America Merrill Lynch - Analyst

Good morning, guys. Thanks for taking the questions. In the presentation you guys mentioned a lot of opportunities for revenue pull-through because of acquisition. I was wondering how that would -- the WuXi acquisition could change your longer-term guidance. I think your previous long-term guidance was sort of for low double-digit sales growth.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Yes, we certainly feel that over time they will improve our sales growth, I don't know, perhaps midteens. I think it's a little premature to be giving those numbers, but WuXi has a much faster revenue growth rate than Charles River does. Independently we certainly believe that research models will invigorate back up to maybe, certainly mid to perhaps high single digits. And preclinical on its own we feel will get to low double.

The China-based laboratory services should continue to grow much faster, probably mid to upper teens, and the manufacturing business really depends on a lot of things but has the opportunity to grow much faster as well. So, yes, it can only improve the growth trajectory that Charles River has on its own. So I would say sort of as a conservative number I would be thinking midteens.

Eric Lo - Bank of America Merrill Lynch - Analyst

Okay. And you mentioned that you believe safety assessment and work will shift from the US and Europe to China over time. I was just wondering what you thought that would have in terms of impact on pricing . And would you expect to see additional capacity reductions in the US and European markets going forward?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Yes, so let's be very clear and careful about what we said in the call. What we said is that some of the safety assessment work will migrate to China over time. We already have clients that have told us that they are going to go to China as soon as there is enough capacity and it's GLP-ready for a whole host of reasons. Some of it's cost. Some of it is the amount of R&D that they are doing there.

We have other clients that may never go and we have other clients that I think will wait and see. And they are going to China for two reasons. They are going to China because they are doing their local -- they are doing the R&D locally in China and they want to do the safety assessment right there, or they really feel that there is some cost and speed and quality advantage. So there is no question that China -- as China R&D grows, China safety assessment will grow. We are starting with a nice infrastructure between our two facilities, which I think will hold us in good stead for a couple years, maybe three years, whereupon we will be able to build additional space in China at price points below the US and Europe.

Having said that, we can't imagine that the rate of migration will in any way significantly impact the utilization of the current footprint that we have in US and Europe. We don't see any way that it will cause reductions in that space. Remember the space is abundant because everybody built it at once and the market pulled back. Well, the market is beginning to reinvigorate again. we are quite comfortable and confident that we will be able to fill up our space in the US and Europe and China and probably continue to expand in both locales. The price points I think will be commensurate with the services operated and the cost structure of these prospective locales.

Eric Lo - Bank of America Merrill Lynch - Analyst

Sort of last question for you guys. I was just wondering what your primary use of cash flow would be going forward. Are you guys done with acquisitions for a while and would you be focused primarily on paying down debt? What are your thoughts on sort of share repurchases going forward?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

I would -- we can't say anything definitively about acquisitions. I would say that this was certainly going to take time to digest, this very large deal, and make the complementary business very strong and meet our goals. That doesn't mean that there aren't opportunities for strategic tuck-in acquisitions along the way that enhance either of our portfolios and the combined one. I think obviously we will be paying down debt commensurate with our arrangements. I think it's unlikely in the foreseeable future that we will be buying back stock.

Operator

Doug Schenkel, Cowen & Co.

Doug Schenkel - Cowen & Co. - Analyst

Good morning. Three questions. Specific to the deal could you talk about how competitive this process was? Second question is I just want to make sure that you are not reaffirming EPS guidance. It's possible I just missed that. And then a third question, you have been getting progressively more confident in a turnaround in PCS over the last couple quarters. I just wanted to see if you would comment on whether or not you are seeing a reduction in slippage and cancellations. Thank you.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

I will start with the last piece. Cancellations have never been a big problem for us, so I can't -- so it continues not to be an issue. And I would say slippage is modest and normal, so we definitely do not have an unusually high level of slippage that we had at the end of 2008 and a portion of 2009. So there is much more regularity and certainty and predictability about our business model.

I think Dr. Li and I would both say that this was a process that -- it was just the two of us involved in it because it's a very powerful combination and we share the personal and corporate and strategic vision . It was just the two companies finding the appropriate timing and terms to come together. And you had an EPS question that I will give to Tom.

Tom Ackerman - Charles River Laboratories - EVP & CFO

Sure. If you look at slide 32, I don't know if followed the deck, we are maintaining our sales and non-GAAP EPS guidance. As you can see -- excuse me, sales in non-GAAP OI guidance, as you can see on the chart. Because of the transaction, the expected closing, it would be difficult to reaffirm our non-GAAP EPS guidance or GAAP EPS guidance. But had we not contemplated the transaction, we don't think that we would have deviated from what we have said in the past.

Operator

Todd Van Fleet, First Capital.

Todd Van Fleet - First Capital - Analyst

Good morning. Jim, I am hoping you can talk a little bit about the sales channel integration efforts. I think that one of the advantages that WuXi cited was it would be able to leverage the sales personnel that Charles River has. So hopefully maybe you could talk about are you seeing the number of touch points that the combined entity would have as being reduced from previously or how you do you see the sales channel evolving for the combined entity over the course of the next maybe 12 to 24 months? Thanks.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Sure. As I think you know, we have totally reorganized our sales force over the last six months or so. We are already seeing the benefits of getting much closer to really all three segments, large pharma, sort of midrange clients, and the academic sector. WuXi has been very effective, obviously, in selling and their senior management is doing most of the selling. I think their senior management will continue to participate in a significant way, but what we have now is we have 200 people around the world who are now selling our entire portfolio who will be able to sell the expanded portfolio.

And I think the ability to open doors, to reach clients that neither company is reaching or to reach clients that one company is reaching and the other isn't will be dramatically enhanced. Yes, we should have a much more focused approach to the clients where salespeople are opening the doors and senior scientific or senior management people are closing the doors. There are still a fair number of our relationships that are very senior that either myself or Dr. Li or other people are engaged in directly, which I think will be an always, always, but we have a much larger cadre of people who are doing the preliminary work.

I think that is going to bear a lot of fruit in the academic sector in the midrange sector in particular. Midrange sector we have 3,500 clients just Charles River alone, so there is a lot of companies to visit and tell the story to. So, again, while we are very proud of our in vivo biology heritage and I know WuXi is very proud of its chemistry heritage, we need to move away from clients pegging us only as a rat and mouse producer and them only as a chemistry company and looking at the totality of the operations. There is no question our sales force will have an instrumental role in doing that.

Todd Van Fleet - First Capital - Analyst

Jim, would you say that the sales and marketing function then for the combined entity is something that will need investment or is that an area where you might see some operational synergies or efficiencies?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Probably neither. Our marketing efforts are improving all the time in terms of market share -- market data, and in terms of how to sell in to clients. Of course our marketing organization in the next few months is going to have to recraft the message to talk about this larger portfolio. I think that we will wait and see. I assume that our sales force at the current time is probably large enough to sell the full story. And if it isn't, we will obviously augment it but that is not our thought process right now.

Todd Van Fleet - First Capital - Analyst

Thanks very much.

Operator

Hongbo Lu, Piper Jaffray.

Hongbo Lu - Piper Jaffray - Analyst

Thank you. And is that Piper Jaffray covering WuXi. Two questions for you, Jim. You have existing toxicology joint venture in place in Shanghai, namely BioExplorer. Can you comment on your plan with that part of operations? And also what will happen to WuXi's existing contracts, especially, for example, the master toxicology agreement with Johnson & Johnson? Thank you.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

So I am certainly not going to comment on the last question and Dr. Li may have some comments, but I would just simply think that Johnson & Johnson would be delighted with this situation. And I think I will leave it at that. WuXi will have conversations with them between now and the time of close assuming anybody wants to make any alterations to that deal.

Our BioExplorer operation, what we call Charles River China, is a very high-quality GLP operation. Small facility in Shanghai with now highly-trained employees and a robust client base where we are doing GLP work. We are going to want to nurture both locations and strengthen it and make it one integrated activity. Our integration team will be figuring out the best way to do that, how we utilize the existing facilities and the existing staff in the most robust way. Take a look at where we have client overlap and also take a look at places where we each have different clients. So it will provide an opportunity to service a larger clientele.

Hongbo Lu - Piper Jaffray - Analyst

Thank you.

Ge Li - WuXi PharmaTech - Chairman & CEO

Hongbo, I think our clients like Johnson & Johnson will be happy about this combination because of the strength of Charles River in GLP services will help WuXi achieving a GLP offering in a short timeframe. So our clients, Johnson & Johnson and others, will highly endorse this deal.

Hongbo Lu - Piper Jaffray - Analyst

Thank you so much, Dr. Li, and congratulations.

Operator

Sandy Draper, Raymond James.

Sandy Draper - Raymond James - Analyst

Thanks, most of my questions have been asked by this point. Just a clarification, I think, to a couple ones -- this would be for Tom. So, Tom, when we look at the back-half weighting of the earnings you talked about the stock comp and the ERP. Is there any seasonality to those where some of those expenses are higher at the front and they drop down, or is the back half purely an operational recovery that we wouldn't sort of pull out discrete items that start to fall-off in expense? Thanks.

Tom Ackerman - Charles River Laboratories - EVP & CFO

You are welcome. A couple of things, I referred to incentive compensation as opposed to stock compensation and that would be more linear. On the other hand, the ERP would be a little bit more front-end loaded because of the implementation at January and our follow-in implementation at two of our pre-clinical sites midyear.

A lot of those expenses at the time of implementation are expenses as opposed to capital. But in conjunction with that, we are obviously expecting a continued recovery in preclinical, so for the back half of the year the strengthening of sales that we are projecting does drive increased leverage to the P&L.

Sandy Draper - Raymond James - Analyst

Great, thanks.

Operator

Tycho Peterson, JPMorgan.

Tycho Peterson - JPMorgan - Analyst

Thanks for taking the question. Just, Jim, in your prepared comments you had talked about potentially using your expertise to accelerate the tox ramp in China. I am just wondering if you can clarify that a little bit. I know they have talked about midyear GLP certification at the new facility. But in that context can you talk about how quickly you think the GOP tox work can ramp and maybe what percentage of your work over time may move over there?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Yes, that comment is intended more to identify the fact that clients' acceptance of work done in WuXi's Suzhou facility will clearly be accelerated because we now have a combination of their very large, fabulously designed facility with a core staff, but with the expertise now coming from us with clients that already utilize and respect and are comfortable with our expertise.

So it's less about the kind of short-term will we be ready at the beginning of the second quarter, will they be ready at the beginning of the second quarter or the end. Well, first place we are not combined until sort of by the fourth quarter so we are really not going to have any impact on that anyway. But it's about overall acceptance and looking at us as one entity. and clients probably deciding to do their work in China earlier than they would have otherwise.

Tycho Peterson - JPMorgan - Analyst

Okay. And then as we think about longer-term, your own pricing strategy and safety assessment, for example, or tox and potentially allowing clients to shift work between sites, can you just talk about the advantages or risks of having a dual-pricing strategy and then ultimately what percentage of work do you think will be able to be transferred between sites?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

As we said, the capacity in China right now is relatively small compared to the rest of the world and should be for some time. We will grow it commensurate with the market demand and, look, pricing will be commensurate with the relative cost structures and, as I said earlier, the mix of work. I think it's unclear how two-tiered it will be or how dramatically different it will be.

I mean, there are some cost benefits in China, so I suspect for some period of time the prices will be lower. But I also said earlier that prices in the US right now are extraordinarily low because of the excess capacity. So there it's very much, like many businesses, capacity-driven and as capacity fills in both locales we will be able to get more price and better margins. And it's very important that our clients pay us appropriately for our work, particularly as they shut down space and rely on us more heavily and particularly as we continue to build new space.

So the difference in the pricing we will manage over time and we will continue to sort of be a changing landscape depending on competition what the clients do and how well capacity is utilized.

Tycho Peterson - JPMorgan - Analyst

Great. And then just one last one for Tom on the tax rate longer term. Can you talk about how you think about that?

Tom Ackerman - Charles River Laboratories - EVP & CFO

Well, WuXi does have a lower tax rate, part of it's based on incentives in China. So we do think that overall the combined entities our tax rate would come down prospectively, although given the relative size of the two companies it wouldn't be overly dramatic. But we do expect the combined rate would come down.

Tycho Peterson - JPMorgan - Analyst

Great, thank you very much.

Operator

Steve Unger, Lazard Capital Markets.

Steve Unger - Lazard Capital Markets - Analyst

I just have a quick question about the financing package. Tom, you mentioned that -- did I hear you correctly in saying that you are going to issue a $1 billion of new debt?

Tom Ackerman - Charles River Laboratories - EVP & CFO

Correct.

Steve Unger - Lazard Capital Markets - Analyst

Okay, so the existing cash on the balance sheet is modest in terms of your ability to use that?

Tom Ackerman - Charles River Laboratories - EVP & CFO

Well, we will use a certain amount of cash on hand. We will repay off our current term facilities so there will be -- while we will issue new debt, we actually will pay off some debt at the same time. We have $190 million at year-end; WuXi has about $30 million, $35 million on hand. So we are using a certain amount of cash, Steve, also.

Steve Unger - Lazard Capital Markets - Analyst

Then just on the senior management that's coming over from WuXi, could you talk about is there -- do they have formal employment agreements in place at this point or is that still in negotiation?

Jim Foster - Charles River Laboratories - Chairman, President & CEO

The top four people at WuXi who are very important from a scientific and managerial point of view all have long-term contracts with us, all already signed.

Steve Unger - Lazard Capital Markets - Analyst

Excellent, thank you.

Operator

(Operator Instructions) Ding, Ding, SIG.

Ding Ding - SIG - Analyst

Thank you, congratulations on this landmark deal. I just wanted to follow up, how will the merger impact the pricing of WuXi's current service offering in China, particularly in chemistry? And also on Charles River's GLP tox service in China going forward? Secondly, how will the merger impact WuXi's timeline on reaching GLP status and start to, in the progress, to offer GLP tox service in Suzhou prior to the expected closing of the merger in fourth quarter? Thank you.

Jim Foster - Charles River Laboratories - Chairman, President & CEO

Dr. Li, would you like to take that question?

Ge Li - WuXi PharmaTech - Chairman & CEO

Well, Ding, Ding, again, as I said earlier, we don't anticipate any pricing impact, whether it's up or downward. For the GLP readiness, we stick with our timeline. We should be able to offer GLP service in second half of the year. And again, this combination of Charles River and WuXi, I agree with you, it's a landmark deal. And they truly offer our customers a fully integrated service from compound synthesis to first-in-man.

Ding Ding - SIG - Analyst

Thank you.

Operator

I will turn it back to the presenters for any closing comments.

Susan Hardy - Charles River Laboratories - Corporate VP of IR

That concludes the conference call today. I thank you for joining us and we look forward to talking with many of you as we move forward. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. You may now disconnect.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC.  The information contained in the preliminary filing will not be complete and may be changed.  Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information.  The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction.  Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel.  In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

FORWARD LOOKING STATEMENTS:

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories (“Charles River”) and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-

looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (“SEC”) reports filed or furnished by Charles River and WuXi.

In addition any statements regarding Charles River’s projected 2010 sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact constitute forward-looking statements. Such forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 19, 2010, as well as other filings we make with the Securities and Exchange Commission.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.